EXHIBIT 99.1
Press Release

PlanGraphics, Inc., Awarded New York City Geographic Information System Utility Contract Extension

Frankfort, KY-- January 2, 2003--PlanGraphics, Inc. (OTCBB: PGRA), has finalized a contract with the New York City Department of Information Technology and Telecommunications to continue the implementation of the Citywide Geographic Information System (GIS) Utility. The contract as registered by the New York City Comptroller on December 30, 2002 covers a period of three years at a maximum value of $15.4 million and has two optional one-year renewals that the City may exercise. The award winning citywide GIS Utility is New York City's centralized resource for key locational or spatial information, GIS application development, data warehousing and systems integration services.

PlanGraphics was selected to perform a Citywide GIS Needs Assessment in 1999 and was again selected in 2000 to design and implement the Citywide GIS Utility. "This third extension of our New York City GIS Utility assignment is confirmation of the value of PlanGraphics' experience in the design and implementation of spatial information systems that provide substantial results in a timely and cost effective manner," said John Antenucci, President of PlanGraphics.

Under this contract PlanGraphics will continue to develop and upgrade the Citywide GIS Utility data repository, provide wider access to the Utility's holdings and continue to develop custom GIS applications that support either general data access or agency-specific business processes. This contract will also enable PlanGraphics to continue working directly with over a dozen other City government agencies to support their planning and systems implementation needs. Additionally, PlanGraphics will continue to provide access and integration to legacy mainframe systems throughout the City in order to leverage the City's investment in these systems. Rich Goodden, PlanGraphics' Vice-President and principal-in-charge of the New York projects noted: "The repository approach used by New York City validates our architecture for Enterprise GIS, supporting many department and city-wide applications including the award winning Emergency Management Online Locator System and My Neighborhood-Statistics, recently touted by the New York Times as an 'online innovation'."

PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm that provides a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and assets provides a critical discriminator among other IT consulting and integration firms. PlanGraphics is headquartered in Frankfort, Kentucky, and has regional offices in Maryland, Colorado, California, Rhode Island, and New York. For more information about the company and our most recent achievements, on the Internet: www.plangraphics.com

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Contact: Fred Beisser, Senior Vice President - Finance, Tel: 720 851-0716 or
email: FBeisser@PlanGraphics.com